Exhibit 99(p)(i)
AMERICAN BEACON MASTER TRUST
AMERICAN BEACON FUNDS
AMERICAN BEACON MILEAGE FUNDS
AMERICAN BEACON SELECT FUNDS
CODE OF ETHICS
Dated September 29, 2006
A. Definitions. When used in this Code, the following terms shall have the meanings set forth below:
     “Access Person” means any officer or employee of the Trust.
     “Advisor” means American Beacon Advisors, Inc.
     “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
     “Beneficial Ownership” shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act. In general, this provision specifies that, to have beneficial ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have beneficial ownership over securities held in accounts registered in the name of members of his or her immediate family sharing the same household (i.e. a spouse, children and relatives), or by certain partnerships, trusts, corporations or other arrangements.
     “Code” means this Code of Ethics.
     “Chief Compliance Officer” means the Trust officer designated by the Trustees as being responsible for receiving reports or notices and performing such other duties as required by the Code, as well as his or her designee.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Exempt Security” means (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments, including repurchase agreements, or (iii) shares of open-end investment companies with the exception of exchange-traded funds and the Funds, which are subject to various provisions of the Code as noted herein. In addition, as may be determined by the Chief Compliance Officer, a futures transaction and an option on certain broad-based securities indices will be deemed an “Exempt Security.”
     “Funds” means each of the series of the American Beacon Funds, American Beacon Mileage Funds and American Beacon Select Funds.
     “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

     “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
     “Investment Personnel” includes the officers of the Trust who assist in the investment process.
     “Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act
     “Purchase or sale of a security” includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, exchange-traded fund, voting-trust certificate, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     “Trust” means American Beacon Master Trust, American Beacon Funds, American Beacon Mileage Funds or American Beacon Select Funds. (Any reference to “the Trust” applies to any Trust.)
     “Trustee” means any trustee of the Trust not otherwise subject to this Code by virtue of being an officer or employee of the Trust.
     Access Persons and Trustees should contact the designated Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.
B. Statement of General Principles
     Trustees, officers and employees of the Trust and its investment advisers owe a fiduciary duty to place the interests of the shareholders of the Trust above their own. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of the Trust or take unfair advantage of their relationship to the Trust. At all times Trustees, officers and employees of the Trust should be guided by the principle that the interests of the shareholders come first. All personal securities transactions by Access Persons must be executed in accordance with the policies and restrictions set forth in the following pages.
     Doubtful situations should be resolved in favor of the Trust. Technical compliance with the Code’s procedures will not automatically exempt from scrutiny any trades that may indicate a perceived abuse of fiduciary duties.

C. Restrictions
1. Purchases and Sales of a Security. No Access Person of the Trust shall purchase or sell, directly or indirectly:
a. any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by the Trust,
b. any Security in which, to his or her actual knowledge at the time of such purchase or sale, the Advisor or any other investment adviser of the Trust or any Advisory Account of the Advisor or such other investment adviser to the Trust is actively considering recommending to the Trust for purchase or sale, or
c. any convertible security, option, warrant or any security of a different class of any issuer whose underlying or other class of securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered for recommendation to, or are currently being purchased or sold by the Trust.
     These prohibitions shall apply whether the transaction is in the same (e.g. two purchases) or the opposite (e.g. a purchase and a sale) direction of the trade for the Trust and will continue until the day after the day on which the Advisor or any of the Trust’s other investment advisers determines not to enter into or completes the purchase or sale.
2. Exceptions. The prohibitions of Section C.1. above shall not apply to:
a. purchases or sales of Securities in any account over which the Access Person has no direct or indirect influence, control or prior knowledge;
b. purchases or sales of Securities which are not eligible for purchase or sale by the Trust and are not directly connected to Securities the Trust holds or intends or proposes to acquire;
c. purchases or sales of Securities which are not a choice or decision of the Access Person;
d. purchases of Securities issued pursuant to an Automatic Investment Plan;
e. purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired
f. acquisitions of partnership interests in a private equity fund-of-funds for which the Advisor serves as investment manager.
3. Undue Influence. No Access Person who owns a particular Security shall attempt to cause the Trust to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of the Trust concerning a particular security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Chief Compliance Officer, the nature of his/her interest in that Security.
4. Initial Public Offerings. No Investment Personnel may acquire any Securities in an Initial Public Offering.
5. Private Placements. Prior clearance from the Chief Compliance Officer is required for any acquisition by Investment Personnel of Securities in a Private Placement, except for a private equity fund-of-funds for which the Advisor serves as investment manager. Prior approval should take into account whether the investment opportunity should be reserved for the Trust and its shareholders, and whether the opportunity is being offered to the individual by virtue of his or her position with the Trust. Investment Personnel who have been authorized to acquire securities in a Private Placement are required to disclose these investments when they play a part in the Trust’s subsequent consideration of an investment in the issuer. In such circumstances, the decision to make the investment should be subject to an independent review by Investment Personnel with no personal interest in the issuer.
6. Short-Term Trading. No Investment Personnel of the Trust may profit from the purchase and sale, or sale and purchase of the same (or equivalent) Securities within sixty calendar days. However, individual exceptions may be permitted by the Chief Compliance Officer when it is clear that the trades would not create a conflict with the interests of the Trust. Examples of such exceptions include the purchase of AMR stock and exercising compensation-related options. Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by the Trust; provided, however, that the Chief Compliance Officer may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with the Trust.
7. Excessive Trading. No Access Person may engage in trading activity in the Funds considered by the Advisor to be excessive. Each Access Person shall be limited to one purchase in and one redemption out of a Fund during any three-month period. This prohibition includes exchanges executed in the Advisor’s 401(k) plan but excludes trades pursuant to an Automatic Investment Plan and trades in the money market series of the Funds.
8. Insider Information, Market Manipulation and Other Prohibited Transactions. Investment Personnel may not enter into any transaction:
a. while in possession of material nonpublic information regarding the security or issuer of the security;
b. intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or
c. deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversion of corporate opportunity or appearance of impropriety.

9. Gifts. No Investment Personnel may accept any gift of more than minimal value ($150) from any person or entity that does business with or on behalf of the Trust. Gifts generally do not include dinners, tickets to the theater or sporting events or comparable entertainment. In addition, Access Persons may not solicit gifts or give any gifts of more than a minimal value ($150) to any person that does business with or on behalf of the Trust.
10. Service as a Director. Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies unless prior authorization has been granted by the President of the Trust, based upon a determination that the board service would not be inconsistent with the interests of the Trust and its shareholders. The President’s serving on any board of a publicly traded company must be approved by the Trust’s Board of Trustees (the “Board”) . The Board will be notified if any Investment Personnel is permitted to serve as a director.
D. Compliance Procedures
1. Pre-clearance. The prohibitions of Section C.1. notwithstanding, Access Persons may effect a purchase or sale of a Security in which they have, or by reason of such transaction acquire, a direct or beneficial interest, only if they obtain prior written clearance from the Chief Compliance Officer. Requests for pre-clearance shall be made on the appropriate form provided by the Chief Compliance Officer for such purpose. In addition, upon receipt of such pre-clearance, an Access Person may engage in a transaction otherwise prohibited by Section C.1. Such written pre-clearance shall be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of the Trust. Clearance shall be granted for a period of two business days only. Pre-clearance is not necessary for transactions in Exempt Securities, exchange-traded funds, or the private equity funds-of-funds for which the Advisor serves as investment manager.
2. Reporting by Access Persons. Every Access Person shall report to the Chief Compliance Officer the information described below with respect to an existing holding and transactions in any Security or Fund in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security or Fund, including, but not limited to, transactions which have been cleared according to Section D.1. above, transactions in exchange-traded funds and employee-directed exchanges between Funds in the Advisor’s 401(k) plan. Reporting is not necessary for transactions in Exempt Securities, transactions involving the private equity funds-of-funds for which the Advisor serves as investment manager, or pre-authorized automatic purchases or redemptions in the Advisor’s 401(k) plan.
a. Initial Holdings Report. Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information (which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):
1.) the title, type, ticker symbol or CUSIP (if applicable), number of             shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2.) the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
3.) the date that the report is submitted by the Access Person.
b. Quarterly Transaction Report. Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:
1.) the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security or Fund involved;
2.) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.) the price at which the transaction was effected;
4.) the name of the broker, dealer or bank with or through which the transaction was effected;
5.) the date that the report is submitted by the Access Person; and
6.) for any account opened during the quarter in which any Security or Fund was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment.
c. Annual Holdings Report. Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:
1.) the title, type, ticker symbol or CUSIP (if applicable), number of             shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect beneficial ownership;
2.) the name of the broker, dealer or bank with whom the Access Person maintains an account in which any Securities or Funds are held for the direct or indirect benefit of the Access Person; and
3.) the date that the report is submitted by the Access Person.
     All reports shall be made on the form designated for such purpose. Copies of broker trade confirmations or account statements may be attached to the signed form instead of completing the information otherwise required on the form as long as all of the information required is contained in the confirmations or account statements.
3. Reporting by Trustees. A Trustee must report a transaction if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the fifteen (15) day period immediately before or after the date of the transaction by the Trustee, such Security was being purchased or sold by the Trust or such Security was under consideration for purchase or sale by the Advisor, or any of its other investment advisers, on behalf of the Trust. The Chief Compliance Officer will request these reports at each regular board meeting.
4. Disclaimer of Beneficial Ownership. Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security or Fund to which the report relates.
5. Notification of Reporting Obligation. The initial holdings, quarterly and annual reports are designed to comply with the requirements of Investment Company Act and the rules thereunder. All Access Persons under a duty to file initial holdings, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty by that officer. Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.
6. Review of Reports. Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Trust and with any portfolio transactions effected for the Trust by the Advisor and its other investment advisers to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, such Officer shall submit a written determination, together with any appropriate supporting documentation and any additional explanatory material provided by the individual, to the President of the Trust, who shall make an independent determination of whether a violation has occurred. The Advisor’s Vice President of Legal and Compliance shall perform the periodic review described above with respect to the Chief Compliance Officer’s personal trading activity.
     No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation. If a Security or Fund transaction of the President is under review, the Board shall act in all respects in the manner prescribed herein for the President.
     The Chief Compliance Officer shall inform the Trust’s President promptly following the receipt of any report that indicates that an Access Person entered into a personal Security or Fund transaction that violated the prohibitions contained in this Code or any report that indicates that any person violated the prohibitions contained in the Statement of Policy on Material Non-Public Information.

     No less than annually, the Chief Compliance Officer must furnish to the Board a written report that
a. describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
b. certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
7. Records of Securities and Fund Transactions. All Investment Personnel must direct their brokers to supply the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities and Fund transactions and copies of periodic statements for all accounts in which Securities or Funds are held or traded. Such records are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g. open-end investment company accounts not relating to the Funds).
8. Accounts Outside of Access Person’s Control. In order for purchases or sales of Securities in any account over which the Access Person has no direct or indirect influence, control or prior knowledge to qualify for an exception to the pre-clearance requirement, an Access Person must seek approval from the Chief Compliance Officer and execute an annual certification on the form provided by the Chief Compliance Officer. Transactions involving Securities and Funds in these accounts must still be reported in accordance with Section D.2. of the Code.
9. Certification of Compliance with Code of Ethics. All Access Persons and Trustees are required on an annual basis to certify that they have read and understood the Code and recognize that they are subject to it. Furthermore, Access Persons and Trustees shall certify annually that they have complied with the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.
E. Violations and Sanctions
1. Reporting of Violations. Any Access Person or Trustee who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation.
2. Sanctions. Upon determining that there has been a violation of this Code, the Trust’s President, in consultation with the Chief Compliance Officer may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. In every case, any profits realized from prohibited transactions must be disgorged to a charitable organization designated by the Trust’s President.